Exhibit 3.2

DESCRIPTION OF MFC SERIES B PREFERRED STOCK

B.    Of the authorized shares of Preferred Stock, a series of Preferred Stock shall be as follows:

Designation of Series	Number of Shares	Par Value per Share
Series B Preferred Stock		No Par Value

The terms, relative rights, preferences and limitations of the Series B Preferred Stock shall be as follows:

Dividends:    The holders of shares of Series B Preferred Stock are entitled to receive stated cash dividends from the corporation at an annual rate of $0.60 per share, and no more, subject to declaration by the Board of Directors, at its sole discretion, from funds legally available for the payment of dividends. Dividends on the Series B Preferred Stock will not be cumulative on a year-to-year basis. Dividends will be payable as they are declared by the Board of Directors at such time or times as it elects, and no holder of Series B Preferred Stock will have any right to receive any dividend unless and until that dividend has been declared by the Board of Directors. The stated annual dividend may be declared and paid in increments during each calendar year. In connection with each dividend payment, the Board of Directors may set a record date in advance of the payment date for the purpose of determining the holders of shares of Series B Preferred Stock who are entitled to receive that dividend.

No cash dividend shall be declared or paid during any calendar year on the corporation’s common stock unless and until there shall have been paid in full to the holders of Series B Preferred Stock (or set apart for purposes of such payment), without preference or priority as between such shares of Series B Preferred Stock or, except as provided below with respect to the corporation’s Series A Preferred Stock, as to any other series of Preferred Stock, not less than a pro rata portion of the stated annual dividend thereon for that calendar year, at the rate provided therefor, through the date on which the corporation proposes to pay the cash dividend on the common stock. Shares of Series B Preferred Stock shall not participate in dividends paid with respect to any other class or series of the corporation’s capital stock.

No cash dividend shall be paid during any calendar year on either the corporation’s Series A or Series B Preferred Stock unless and until there shall have been paid in full to the holders of the other such Series of Preferred Stock (or declared and set apart for purposes of such payment), without preference or priority as between the shares included in such other series, a cash dividend in an amount per share that bears the same proportionate relationship to the stated annual dividend on such other series as the amount proposed to be paid per share on the first series bears to the stated annual dividend on that first series.

Liquidation:    In the event of a liquidation, dissolution or winding up of the corporation, whether voluntarily or involuntarily (a “Corporate Event”), the holders of the corporation’s Series B Preferred Stock, without preference or priority as between such shares of Series B Preferred Stock or, except as provided below with respect to the Corporation’s Series A Preferred Stock, as to any other series of Preferred Stock, but prior to any distribution of assets to holders of the corporation’s common stock, shall be entitled to receive from assets available for distribution to shareholders, for each such share held, a sum equal to $12.00 plus the amount of any dividend on such share which has been declared by the Board of Directors but has not yet been paid. Such distribution shall be considered full payment to the holders of Series B Preferred Stock, and, except as provided below in the case of a partial distribution to holders of Series A and Series B Preferred Stock, such holders shall not participate with the holders of any other class or series of the corporation’s capital stock in the distribution of any additional assets of the corporation.

In the case of a Corporate Event in which the assets of the corporation available for distribution to shareholders are insufficient to satisfy the stated liquidation amount per share of the outstanding shares of both the corporation’s Series A and Series B Preferred Stock, then the holders of the shares of one such series of Preferred Stock shall be entitled to receive for each share of that first series held, at the same time as any distribution of assets is made to the holders of shares of the other series, and without preference or priority as between the other shares included in such first series, an amount per share that bears the same proportionate relationship to the stated liquidation amount per share of the outstanding shares of such first series as the amount per share proposed to be distributed to outstanding shares of the other series bears to the stated liquidation amount per share on that other series.

Neither the merger or consolidation of the corporation into or with any other entity, nor the sale, lease or other disposition of all or substantially all of the corporation’s properties and assets, shall, without further corporate action, be deemed to be a liquidation, dissolution or winding up of the corporation’s affairs.

Voting:    Each share of Series B Preferred Stock shall be entitled to 0.4286 of a vote on each matter submitted to a vote of the corporation’s shareholders but, except to the extent required by applicable law, shall not be entitled to vote as a separate class or voting group.

Conversion:    At any time after the date of issuance of a share of Series B Preferred Stock, the holder of that share of Series B Preferred Stock shall have the right and option of converting it into the corporation’s common stock at the rate of 0.4286 of a share of common stock for each one whole share of Series B Preferred Stock.

At any time when (i) the “Market Value” (as defined below) of a share of the corporation’s common stock is more than the $28.00 (the “Target Price”), and if (ii) during the two preceding calendar quarters, the corporation shall have paid cash dividends on its common stock, the aggregate per share amount of which, if annualized, would be equal to or greater than $[                ] per share of the corporation’s common stock (the “Target Dividend”), then the corporation shall have the right and option of converting all or a portion of the outstanding shares of Series B Preferred Stock into its common stock at the rate of 0.4286 of a share of common stock for each one whole share of Series B Preferred Stock.

For purposes of such conversion, the “Market Value” of a share of the corporation’s common stock will be deemed to be the average of the closing prices for the common stock as reported on the OTC Bulletin Board (or, if the corporation’s common stock is then traded on The Nasdaq Stock Market or a securities exchange, on Nasdaq or that exchange) for the 20 trading days on which trades of the common stock are reported immediately preceding the date on which written notice of conversion is given as required below. The corporation’s determination of Market Value, when made, shall, absent manifest error, be final, conclusive and binding on all persons, including, without limitation, the corporation and all holders of Series B Preferred Stock.

In the event that a holder of shares of Series B Preferred Stock desires to exercise his or its right to convert all or a portion of those shares into shares of the corporation’s common stock, or if the corporation desires to exercise its option to convert all or a portion of the outstanding shares of Series B Preferred Stock into common stock, then, not less than 30 days in advance of the desired conversion date, the holder who is exercising his option must give to the corporation, or the corporation must give to the holders of the shares to be converted, as the case may be, written notice of intent to convert which shall state the date on which the conversion shall be effective (the “Conversion Date”); provided, however, that in the event of the occurrence of a Corporate Event or Change in Control Event of which notice is given to the corporation’s shareholders less than 30 days prior to the effective date of such event, a holder of Series B Preferred Stock shall only be required to give reasonable notice prior to the conversion taking into consideration when the holder is advised of the pendency of the event. The term “Corporate Event” is defined above, and “Change in Control Event” is defined as the acquisition of the corporation by another entity in a transaction in which the corporation is not the surviving entity, whether by merger, consolidation, the sale of substantially all the corporation’s assets, or a statutory share exchange. After giving the required notice of conversion by the holder or the corporation, and prior to the Conversion Date (and, in the event of a Corporate Event or Change in Control Event, prior to the effective time of such event), the holder shall surrender to the corporation the certificates evidencing all shares of the Series B Preferred Stock to be converted. However, the holder’s failure to surrender such certificates shall not affect or delay the conversion becoming effective. On the Conversion Date (or, if the Conversion Date specified in the notice is a date other than a regular business day of the corporation, on the corporation’s next regular business day), the holder will be deemed to become the holder of record of the shares of common stock into which the holder’s Series B Preferred Stock is converted, and the Series B Preferred Stock being converted will be deemed to have been canceled and to no longer be outstanding. Following the Conversion Date, the holder’s certificate or certificates formerly evidencing the holder’s Series B Preferred Stock which has been converted will evidence only the holder’s right to receive from the corporation certificates evidencing the common stock into which that Series B Preferred Stock has been converted, and the corporation will issue to such holder certificates evidencing the appropriate number of shares of common stock as promptly thereafter as practicable; provided however, that, notwithstanding the conversion of a holder’s Series B Preferred Stock on a Conversion Date, until the holder has surrendered to the corporation the certificates formerly evidencing the holder’s Series B Preferred Stock that has been converted, the corporation, at its option, shall not be required to deliver to the holder certificates evidencing the shares of common stock into which the holder’s Series B Preferred Stock has been converted, and the corporation may withhold any dividend or other distribution payable on those shares of common stock, until such time as the holder’s certificates formerly evidencing such holder’s Series B Preferred Stock have been surrendered or otherwise accounted for to the corporation’s satisfaction and, in the event that the certificates formerly evidencing such holder’s Series B Preferred Stock have been lost, destroyed, stolen or otherwise are missing, until the holder has complied with conditions imposed by the corporation, including without limitation a requirement that the holder provide a lost instrument indemnity or surety bond in form, substance and amount satisfactory to corporation.

In the case of a conversion at the election of the corporation of less than all of the then outstanding shares of Series B Preferred Stock, the shares to be converted may be chosen by the corporation randomly, proportionately, or in such other manner as the corporation’s Board of Directors, at its sole discretion, considers reasonable and appropriate and, when made, any such determination by the Board of Directors’ shall, absent manifest error, be final, conclusive and binding on all persons, including, without limitation, the corporation and all holders of Series B Preferred Stock.

Anti-dilutive Adjustments.    In the event of (i) any dividend payable by the corporation in shares of its common stock or Series B Preferred Stock, (ii) any recapitalization, reclassification, split, reverse split, consolidation or combination of the outstanding shares of the corporation’s common stock or Series B Preferred Stock, or (iii) an exchange of the outstanding shares of the corporation’s common stock or Series B Preferred Stock for a different number or class of shares of stock or other securities of the corporation in connection with a merger, statutory share exchange or other reorganization of or involving the corporation and in which the corporation is the surviving or resulting corporation in any such transaction, then the stated annual dividend rate, the liquidation amount, the number and/or type of shares of common stock or other securities into which such shares of Series B Preferred Stock may be converted, the Target Price, the Target Dividend, and/or any other terms of the Series B Preferred Stock shall be proportionately adjusted, effective on the date of any such event, in such a manner and to such an extent as the corporation’s Board of Directors, at its sole discretion, shall determine to be reasonable and appropriate. Any such adjustment shall be made with the purpose of causing the terms of outstanding shares of Series B Preferred Stock, and the rights of the holders thereof and the corporation following such event, to be substantially equivalent to those terms and rights prior to the event.

When made, the Board of Directors’ determinations with respect to which specific terms of the Series B Preferred Stock are to be adjusted and the manner and extent of any such adjustment shall, absent manifest error, be final, conclusive and binding on all persons, including, without limitation, the corporation and all holders of Series B Preferred Stock.

Fractional Shares.    If any conversion of Series B Preferred Stock would result in a fractional share of common stock, then, upon conversion, the corporation shall issue to the holder the number of whole shares of common stock into which such shares are convertible and, in lieu of issuing the fractional share, the corporation shall pay to the holder in cash an amount equal to that fraction multiplied by the Market Value of a share of the corporation’s common stock (as determined by the corporation as described above). For purposes of the distribution of cash in lieu of fractional shares, the corporation’s determination of Market Value, when made, shall, absent manifest error, be final, conclusive and binding on all persons, including, without limitation, the corporation and all holders of Series B Preferred Stock.

Miscellaneous.    Shares of Series B Preferred Stock which from time to time are converted into common stock as described above or are repurchased by the corporation shall not thereafter be reissued as Series B Preferred Stock but such shares shall become authorized and unissued shares of the corporation’s Preferred Stock which may be designated and reissued as shares of any other series.